UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2022

RIGEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)
1180 Veterans Boulevard
South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 624-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	RIGL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 11, 2022 (the “Second Amendment Effective Date”), we entered into Amendment No. 2 (the “Amendment”) to that certain Credit and Security Agreement, dated as of September 27, 2019 (the “Existing Credit Agreement,” and as amended by the Amendment, the “Amended Credit Agreement”) with Midcap Financial Trust (“MidCap”), as administrative agent, and the lenders party thereto (“Lenders”), pursuant to which MidCap and the Lenders agreed to amend the Existing Credit Agreement to, among other things, make the following amended tranches of term loans available to us: (i) term loans in an aggregate principal amount not to exceed $10,000,000 on the Second Amendment Effective Date (“Tranche 3”), (ii) at our option, term loans in an aggregate principal amount not to exceed $10,000,000 available on the Second Amendment Effective Date through March 31, 2023 (“Tranche 4”), which are subject to the satisfaction of certain conditions if Tranche 4 is drawn on or after August 31, 2022 and (iii) at our option and upon the satisfaction of certain conditions contained in the Amended Credit Agreement, term loans in an aggregate principal amount not to exceed $20,000,000 available through March 31, 2023 (“Tranche 5” and, collectively with Tranche 3 and Tranche 4, the “New Term Loans”). In connection with entry into the Amendment, we drew Tranche 3 on the Second Amendment Effective Date.

As with the original term loan, the New Term Loans are subject to an origination fee of 0.25% of the principal amount of each funded tranche of New Term Loans. We will pay MidCap an annual administrative fee of 0.25% of the principal amount borrowed under the New Term Loans (in addition to principal amount of term loans previously borrowed). The New Term Loans may be prepaid in full or in part through the maturity date with payment of a 1.0% prepayment premium. An additional 2.5% of the principal amount of New Terms Loans advanced by the lenders will be due upon prepayment or repayment of the New Term Loans in full.

The interest rate applicable to the New Term Loans is LIBOR (or a comparable applicable index rate determined pursuant to the Amended Credit Agreement if the LIBOR is no longer available) plus 5.65%, subject to a LIBOR floor of 1.50%. We have satisfied certain conditions set forth in the Amended Credit Agreement such that the amortization start date is extended to October 1, 2022. If certain additional conditions are satisfied, such amortization start date may be further extended to October 1, 2023. All unpaid principal and accrued interest is due and payable in full no later than September 1, 2024.

The Amended Credit Agreement requires (i) upon both of (x) the draw of Tranche 4 after August 31, 2022 or the draw of Tranche 5 and (y) cash falling below 1.25x of the New Term Loans outstanding, that we maintain U.S. Tavalisse Net Revenue (as defined in the Amended Credit Agreement) in amounts set forth in the Amended Credit Agreement; and (ii) upon the draw of Tranche 4 on or after August 31, 2022 or the draw of Tranche 5, that we maintain cash and cash equivalents of at least $10.0 million.

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an Exhibit to our annual report on Form 10-K for the year ended December 31, 2021.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2022	RIGEL PHARMACEUTICALS, INC.
	By:	/s/ Dolly A. Vance
Dolly A. Vance
Executive Vice President, General Counsel and Corporate Secretary